Exhibit 99.(h)(34)

STATE STREET LETTERHEAD

March 30, 2012

Each of the Borrowers listed

on Appendix I hereto

One Madison Avenue

New York, NY 10010

Attention:  Michael Pignataro, Chief Financial Officer

RE:  Fifth Amendment to Credit Suisse Family of Funds Line of Credit

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to each of the investment companies registered under the Investment Company Act listed on Appendix I attached to the Loan Agreement referred to below (each, a “Borrower”), each acting on behalf of its respective Funds as specified from time to time on such Appendix I thereto (each such fund series, a “Fund”), a $20,000,000.00 committed, unsecured line of credit (the “Committed Line”) as described in a letter agreement dated June 10, 2009, by and among the Borrowers and the Bank (as amended, the “Loan Agreement”).  The obligations of the Borrowers arising under the Committed Line are evidenced by an amended and restated promissory note in the original principal amount of $20,000,000.00 dated June 8, 2011 (as amended, the “Note”).  Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrowers have requested, and the Bank has agreed, to add an additional Fund under the terms of the Loan Agreement and to amend the Loan Documents for such purpose as set forth below.  Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers, on behalf of their respective Funds, and the Bank agree as follows:

I.              Amendments to Loan Documents

1.             Effective as of the date hereof, the Credit Suisse Liquid Alternative Fund (the “New Fund”), a portfolio series of Credit Suisse Opportunity Funds (an existing Borrower under the Loan Documents), is hereby added as a Fund for all purposes under the terms of the Loan Documents.  Effective as of the date hereof, the New Fund is and shall be subject to and bound by, and shall be entitled to all the benefits of, the Loan Documents, and shall be a party thereto, all as if the New Fund had been a “Fund” party to the original execution and delivery thereof; and all references in the Loan Documents to a “Fund” or “Funds” shall hereafter be deemed to include a reference to the New Fund.  The preamble to the Loan Agreement and each other applicable Loan Document, and any applicable provisions of the Loan Documents, shall hereafter be deemed to be amended to reflect the provisions of this paragraph.  Credit Suisse Opportunity Funds, on behalf of the New Fund, hereby agrees to be bound by all of the terms and conditions of the Loan Documents for all purposes as if the New Fund had been an original Fund party thereto.

2.             The Appendix I attached to each of the Loan Agreement and the Note, and the Appendix I (or other applicable schedule, appendix or exhibit designation), as applicable, attached to each other certificate, agreement or form executed and/or delivered in connection with the Loan Agreement which includes such an Appendix I (or other applicable schedule, appendix or exhibit designation) listing the Borrowers and Funds, is hereby deleted and the Appendix I attached hereto is substituted in each instance therefor, such revised Appendix I reflecting the addition of the New Fund.

II.            Miscellaneous

1.             Other than as amended hereby, all terms and conditions of the Loan Agreement and all related Loan Documents are ratified and affirmed as of the date hereof and extended in order to give effect to the terms hereof.

2.             Each of the Borrowers, for itself and on behalf of each of its respective Funds (including the New Fund), represents and warrants to the Bank as follows:  (a) no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the representations and warranties of such Borrower contained in the Loan Agreement is true and correct in all material respects on and as of the date of this letter amendment; (c) the execution, delivery and performance of this letter amendment and the Loan Documents, as amended hereby (collectively, the “Amended Loan Documents”):  (i) are, and will be, within such Borrower’s or Fund’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the declaration of trust certificate or articles of incorporation or by-laws or other organizational documents of such Borrower or such Fund or any law, rule or regulation applicable to such Borrower or such Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on such Borrower or such Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) each of the Amended Loan Documents constitutes the legal, valid, binding and enforceable obligation of such Borrower and such Fund, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.             Upon receipt of a fully executed copy of this letter amendment and such other documents or instruments as the Bank may reasonably request, this letter amendment shall constitute an amendment to the Loan Documents to be governed by the laws of the Commonwealth of Massachusetts.

4.             This letter amendment may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank.]

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If the foregoing is acceptable to you, please have an authorized officer of the Borrowers execute this letter amendment below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/Paul J. Koobatian
Paul J. Koobatian, Vice President

Acknowledged and Accepted:

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

By:	/s/Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	CFO

CREDIT SUISSE COMMODITY RETURN STRATEGY FUND

By:	/s/Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	CFO

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	CFO

CREDIT SUISSE TRUST, on behalf of
its fund series as listed in Appendix I attached hereto

By:	/s/Michael A. Pignataro
Name:	Michael A. Pignataro
Title:	CFO

APPENDIX I

List of Borrowers and Funds

	Custodian	Specified Percentage

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.	SSB(1)	10%

CREDIT SUISSE COMMODITY RETURN STRATEGY FUND	SSB	20%

CREDIT SUISSE OPPORTUNITY FUNDS, on behalf of:
Credit Suisse Floating Rate High Income	SSB	20%
Fund Credit Suisse Liquid Alternative Fund	SSB	25%

CREDIT SUISSE TRUST, on behalf of:
Commodity Return Strategy Portfolio	SSB	20%

(1)  State Street Bank and Trust Company as custodian